Exhibit 52

SUPPORT AGREEMENT

This Support Agreement (“Support Agreement”) is entered into as of January 4, 2013, by and among (a) Geron Corporation, a Delaware corporation (“Geron”), on the one hand, and (b) Alfred D. Kingsley, Greenbelt Corp. and Greenway Partners, L.P. (collectively, the “Shareholder”), on the other hand.

Recitals

A.             Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of BioTime, Inc., a California corporation (“BioTime”).

B.             Geron, BioTime Acquisition Corporation, a Delaware corporation (“BAC”), and BioTime are entering into an Asset Contribution Agreement of even date herewith, as it may be amended from time to time (the “Contribution Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the contribution by BioTime and Geron of certain assets in exchange for: (i) the issuance by BAC of BAC Series A Shares to Geron, the distribution by Geron of such BAC Series A Shares to Geron’s stockholders and the distribution by BAC of the BioTime Warrants to the holders of such BAC Series A Shares following such distribution by Geron; and (ii) the issuance by BAC of the BAC Series B Shares and BAC Warrants to BioTime.

C.             BioTime is required to obtain the approval of its shareholders for certain matters contemplated by the Contribution Agreement.

D.             Shareholder is entering into this Support Agreement in order to induce Geron to enter into the Contribution Agreement.

Agreement

The parties to this Support Agreement, intending to be legally bound, agree as follows:

SECTION 1.          CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)            Capitalized terms used but not otherwise defined in this Support Agreement, shall have the respective meanings assigned to those terms in the Contribution Agreement.

(b)            Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)            “Expiration Date” shall mean the earlier of: (i) the date on which the Contribution Agreement is validly terminated; or (ii) the date upon which the Closing occurs.

(d)            “Subject Securities” shall mean: (i) all shares of BioTime Common Stock Owned by Shareholder as of the date of this Support Agreement; and (ii) all additional shares of BioTime Common Stock of which Shareholder acquires Ownership during the Support Period.

(e)            “Support Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Date.

(f)             A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Geron; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Geron; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2.          TRANSFER OF VOTING RIGHTS

2.1           Restriction on Transfer of Subject Securities to Voting Trust. Subject to Section 2.2, during the Support Period, so long as Shareholder continues to Own Subject Securities, Shareholder shall ensure that none of the Subject Securities which Shareholder continues to Own is deposited into a voting trust.

2.2           Transfer of Subject Securities. Notwithstanding any provision of this Agreement to the contrary, during the Support Period Shareholder shall not be restricted from Transferring any of the Subject Securities hereunder. Shareholder shall not grant any proxy or enter into any voting agreement applicable to any of the Subject Securities Transferred by Shareholder during the Support Period, which would require any Person to vote such securities in a manner inconsistent with clause (a) or (b) of Section 3.1.

SECTION 3.          VOTING OF SHARES

3.1           Voting Covenant. Shareholder hereby agrees that, during the Support Period, at any meeting of the Shareholders of BioTime, however called, and in any written action by consent of Shareholders of BioTime, unless otherwise directed in writing by Geron, Shareholder shall cause the Subject Securities Owned by Shareholder on the record date of such meeting or written action by consent to be voted:

(a)            in favor of: (i) the BioTime Voting Proposal; (ii) the Additional Voting Proposal; (iii) each of the other actions contemplated by the Contribution Agreement; and (iv) any action in furtherance of any of the foregoing; and

(b)            against the following actions (other than the Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination, involving BioTime or any Affiliate of BioTime which is intended, or could reasonably be expected, to materially delay or prevent the consummation of the Transactions; (ii) any dissolution or liquidation of BioTime; and (iii) any other action, in each case, which is intended, or could reasonably be expected, to materially delay or prevent the consummation of the Transactions.

3.2           Other Voting Agreements. During the Support Period, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a) or clause (b) of Section 3.1 with respect to the Subject Securities Owned by Shareholder.

3.3           Further Assurances. During the Support Period, Shareholder shall not enter into any support, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Support Agreement or otherwise take any other action (other than any Transfer of the Subject Securities as permitted by Section 2.2) with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Shareholder’s obligations hereunder or any of the actions contemplated hereby.

3.4           Right to Vote Shares. Shareholder may vote the Subject Securities on all other matters not addressed by Section 3.1.

SECTION 4.          CERTAIN COVENANTS

Shareholder agrees that, during the Support Period, Shareholder shall not directly or indirectly, and shall not direct any of Shareholder’s Representatives to, directly or indirectly:

(a)            initiate, solicit, or knowingly encourage (including by way of furnishing nonpublic information) the submission to BioTime or BAC of any BioTime Prohibited Proposal, except as and to the extent BioTime is permitted pursuant to Section 4.4 of the Contribution Agreement;

(b)            engage in any discussions or negotiations with a Person or Persons (or their respective Representatives) who have made a BioTime Prohibited Proposal with respect to such BioTime Prohibited Proposal, except as and to the extent BioTime is permitted pursuant to Section 4.4 of the Contribution Agreement;

(c)            approve or adopt a BioTime Prohibited Proposal; or;

(d)            agree or publicly propose any intention to take any of the actions referred to in this Section 4 or otherwise prohibited by this Support Agreement.

Shareholder shall immediately cease and discontinue any existing discussions with any Person that related to any BioTime Prohibited Proposal. Notwithstanding anything to the contrary contained herein, a Transfer of Subject Securities by Shareholder shall not constitute a BioTime Prohibited Proposal for purposes of this Section 4.

SECTION 5.          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Geron as follows:

5.1           Authorization, etc. Shareholder has the full right, power, authority and capacity to execute and deliver this Support Agreement and to perform Shareholder’s obligations hereunder and thereunder. This Support Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity. If Shareholder is a corporation, then Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Shareholder and its Representatives have reviewed and understand the terms of this Support Agreement, and Shareholder has consulted and relied upon Shareholder’s counsel in connection with this Support Agreement.

5.2           No Conflicts or Consents. The execution and delivery of this Support Agreement by Shareholder do not, and the performance of this Support Agreement by Shareholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s Affiliates or properties is or may be bound or affected. The execution and delivery of this Support Agreement by Shareholder do not, and the performance of this Support Agreement by Shareholder will not, require any Consent of any Person.

5.3           Title to Securities. As of the date of this Support Agreement: (a) Shareholder Owns the number of outstanding shares of capital stock of BioTime set forth under the heading “Shares Owned” on the signature page hereof; (b) Shareholder holds the options, restricted stock units, warrants and other rights to acquire shares of capital stock of BioTime set forth under the heading “Options, RSUs and Other Rights” on the signature page hereof; and (c) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of BioTime, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of BioTime, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

5.4           Accuracy of Representations. The representations and warranties contained in this Support Agreement are accurate and complete in all material respects as of the date of this Support Agreement, and will be accurate in all material respects at all times through and including the Expiration Date as if made as of any such time or date (except for such representations made as of a specified date, which will be accurate in all material respects as of such date).

SECTION 6.          ADDITIONAL COVENANTS OF SHAREHOLDER AND GERON

6.1           Shareholder Information. Shareholder hereby agrees to permit BioTime to publish and disclose in the Proxy Statement Shareholder’s identity and ownership of shares of capital stock and other securities of BioTime and the nature of Shareholder’s commitments, arrangements and understandings under this Support Agreement.

6.2           Geron Ownership of BioTime Common Stock. Geron hereby represents to Shareholder that Geron does not beneficially own as of the date of this Agreement, and Geron agrees and covenants that Geron will not acquire beneficial ownership during the Support Period of, any shares of BioTime Common Stock.

6.3           Further Assurances. From time to time and without additional consideration, Shareholder shall take such further actions as Geron may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement.

SECTION 7.          MISCELLANEOUS

7.1           Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Support Agreement, and Geron’s rights and remedies with respect thereto, shall survive the Expiration Date.

7.2           Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Support Agreement shall be paid by the party incurring such costs and expenses.

7.3           Notices. Any notice or other communication required or permitted to be delivered to any party under this Support Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) at the time and date of delivery, when delivered by hand; (b) the first Business Day after being sent by next Business Day courier service; (c) at the time and date of delivery, if sent by facsimile transmission before 2:00 p.m. in California, when the date and time of transmission is confirmed by the transmitting equipment and confirmed by a copy delivered as provided in clause (b) on the next Business Day; (d) on the next Business Day, if sent by facsimile transmission after 2:00 p.m. in California, when the date and time of transmission is confirmed by the transmitting equipment and confirmed by a copy delivered as provided in clause (b) on the next Business Day; in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

 if to Shareholder:

at the address set forth on the signature page hereof;

 with a copy (which shall not constitute notice) to:

Seward & Kissell
One Battery Park Plaza
New York, New York 10004
Attn:      David Mulle
Facsimile: (212) 480-8421

and

Kaye Scholer LLP
Two Palo Alto Square, Suite 400
3000 El Camino Real
Palo Alto, CA 94306
Attn:      Diane Holt Frankle
Facsimile: (650) 319-4918

 if to Geron:

Geron Corporation
149 Commonwealth Drive
Menlo Park, CA 94025
Attn:      General Counsel
               Vice President, Legal Affairs
Facsimile: (650) 473-8654

 with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:      Keith A. Flaum
               James R. Griffin
Facsimile: (650) 802-3100

7.4           Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.5           Entire Agreement. This Support Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No addition to or modification of any provision of this Support Agreement shall be binding upon either party unless made in writing and signed by both parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Support Agreement shall be deemed to exist between Geron and Shareholder unless and until this Support Agreement has been duly and validly executed on behalf of both parties.

7.6           Amendments. This Support Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Geron and Shareholder.

7.7           Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors and personal representatives and Shareholder’s successors and assigns, and shall inure to the benefit of Geron and its successors and assigns. Nothing in this Support Agreement is intended to confer on any Person (other than Geron and its successors and assigns) any rights or remedies of any nature.

7.8           Indemnification. Shareholder shall hold harmless and indemnify Geron and Geron’s Affiliates from and against, and shall compensate and reimburse Geron and Geron’s Affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Geron or any of Geron’s Affiliates, or to which Geron or any of Geron’s Affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to: (a) any material inaccuracy in or breach of any representation or warranty contained in this Support Agreement; or (b) any failure on the part of Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Support Agreement.

7.9           Independence of Obligations. The covenants and obligations of Shareholder set forth in this Support Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and BioTime, Geron or BAC, on the other. The existence of any claim or cause of action by Shareholder against BioTime, Geron or BAC shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

7.10         Actions of Representatives. During the Support Period Shareholder will not direct any of its Representatives to take actions which if taken by the Shareholder would constitute a breach of this Agreement.

7.11         Specific Performance. Shareholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Support Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Support Agreement, Geron shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Geron may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Geron nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11 and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.12         Non-Exclusivity. The rights and remedies of Geron under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Geron under this Support Agreement, and the obligations and liabilities of Shareholder under this Support Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.

7.13         Governing Law. This Support Agreement and all claims or causes of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of Delaware, except to the extent the laws of the State of California apply to the internal affairs of BioTime. In any action between the parties arising out of or relating to this Support Agreement or any of the transactions contemplated by this Support Agreement each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of any such action shall be heard and determined in any such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees that it will not bring any such action in any other court. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 7.3 shall be effective service of process for any such action.

7.14         Counterparts; Exchanges by Facsimile or Electronic Delivery. This Support Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Support Agreement.

7.15         Captions. The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.

7.16         Attorneys’ Fees. If any legal action or other legal proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.17         Waiver. No failure on the part of Geron to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of Geron in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Geron shall not be deemed to have waived any claim available to Geron arising out of this Support Agreement, or any power, right, privilege or remedy of Geron under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Geron; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.18         Action in Shareholder Capacity Only. Shareholder is entering into this Agreement solely in Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Securities and not in Shareholder’s capacity as a director or officer of BioTime. Nothing herein shall limit or affect Shareholder’s ability or right to act as an officer or director of BioTime.

7.19         Construction.

(a)            For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.

(c)            As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Support Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Support Agreement and Exhibits to this Support Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Support Agreement in its entirety and not to any particular provision of this Support Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Geron Corporation

By: /s/ John Scarlett

John Scarlett
Name
Chief Executive Officer
Title

Greenbelt Corp.

/s/ Alfred D. Kingsley
Signature
Alfred D. Kingsley
Printed Name:
Title: President
Address:	150 E. 57th Street
New York, NY 10022

Facsimile:

Greenway Partners L.P.
By:
Its:

/s/ Alfred D. Kingsley
Signature
Alfred D. Kingsley
Printed Name:
Title: General Partner
Address:	150 E. 57th Street
New York, NY 10022

Facsimile:

Alfred D. Kingsley
/s/ Alfred D. Kingsley
Signature

Printed Name Alfred D. Kingsley

Address:	150 E. 57th Street
New York, NY 10022
Facsimile

Shares Owned	Options, RSUs and Other Rights
Greenbelt Corp. 1,968,505	Greenbelt Corp. 0

Greenway Partners L.P. 375,351	Greenway Partners L.P. 0

Alfred D. Kingsley 7,110,055	Alfred D. Kingsley 200,000